                                                                  Exhibit (b)(2)
                                                                  EXECUTION COPY


                              JEFFERIES FINANCE LLC
                               520 Madison Avenue
                            New York, New York, 10022
                                February 17, 2007


                     BRIDGE LOAN FACILITY COMMITMENT LETTER


Altra Holdings, Inc.
14 Hayward Street
Quincy, Massachusetts 02171

Attention: Michael L. Hurt


      RE:   TB WOOD'S CORPORATION

Ladies and Gentlemen:

      You have advised Jefferies Finance LLC ("JEFFERIES FINANCE", "WE" or "US") that Altra Holdings, Inc., a Delaware corporation (the "ACQUIROR" or "YOU") intends to acquire (the "ACQUISITION") all of the issued and outstanding equity interests of TB Wood's Corporation, a Delaware corporation (the "TARGET," and together with its subsidiaries, the "ACQUIRED BUSINESS"), from holders of Target's shares (collectively, the "SELLERS") pursuant to a tender offer (the "TENDER OFFER") followed by a back-end merger (the "BACK-END MERGER").

      You have advised us that the purchase price for the Acquired Business (including fees and expenses and the assumption of indebtedness in respect of the Industrial Revenue Bonds and the AEA Debt (each, as defined in Exhibit C to this Commitment Letter)) will be approximately $118.3 million and that the Acquisition will be financed with:

                  (i) either (x) the issuance and sale of 9% Senior Secured Notes due 2011 under that certain Indenture, dated as of November 30, 2004 among Altra Industrial Motion, Inc., the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, as amended, yielding gross proceeds of up to $110.0 million or (y) the drawdown of senior secured increasing rate loans ("BRIDGE LOANS") under a senior secured bridge loan facility (the "BRIDGE LOAN FACILITY") in an aggregate principal amount of $90.0 million, and

                  (ii) approximately $7.7 million of existing cash balances of the Acquiror.

      The Bridge Loan Facility above is referred to as the "DEBT FINANCING," and together with the Acquisition, the Tender Offer, the Back-end Merger and the payment of fees and expenses related to all of the foregoing are collectively referred to as the "TRANSACTIONS." The sources and uses for the financing of the Transactions are as set forth on Annex A hereto. You and your affiliates, and the Target and its affiliates are referred to herein as the "COMPANY." As used in this Commitment Letter and the

Engagement Letter (as defined below), the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

      1. The Commitment.

            We are pleased to inform you that we hereby commit, directly or through one or more of our affiliates, to provide 100% of the Bridge Loans, having the terms set forth on Exhibits A and B hereto.

            The commitment described in this Section 1 is referred to herein as the "COMMITMENT." Our Commitment is on the terms and subject to the conditions set forth in (i) this letter and the exhibits (including Exhibit C), schedules and annexes hereto (collectively, this "COMMITMENT LETTER"), and (ii) the engagement letter, dated the date hereof (including any exhibits, schedules and annexes thereto, collectively, the "ENGAGEMENT LETTER" and, together with this Commitment Letter, the "LETTERS"), among you, us, and Jefferies & Company, Inc. ("JEFCO"). Notwithstanding anything to the contrary in any Letter, the terms of this Commitment Letter are intended as an outline of certain material terms of the Bridge Loan Facility, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documentation for the Bridge Loan Facility. Those matters that are not covered or made clear in the Letters are subject to mutual agreement of the parties. No party has been authorized by us to make any oral or written statements that are inconsistent with the Letters.

      2. Titles and Roles. (a) As consideration for the Commitment, you hereby retain (A) Jefco to act as the sole solicitation agent in connection with the Consent Solicitations (as defined in Exhibit C hereto), (B) Jefferies Finance to act as the sole administrative agent, sole collateral agent, sole book-runner and sole lead arranger and (C) Jefco to act as the sole syndication agent in connection with the Bridge Loan Facility or any other loan to the Company provided by one or more financial institutions or other lenders (including any institutional term loan) or other debt financing not covered by this clause (a), any portion of the proceeds of which are applied, directly or indirectly, to (x) finance any portion of the purchase price to be paid in connection with the Acquisition or (y) refinance any indebtedness or preferred stock incurred, issued or assumed in connection therewith.

            (b) Jefferies Finance shall have "left" placement in all marketing materials and other documentation used in connection with the Bridge Loan Facility. No other titles shall be awarded and no compensation (other than expressly contemplated by the Letters) shall be paid in connection with the Bridge Loan Facility except as may be mutually agreed by you and us. Without limiting the foregoing, you shall not, and shall not permit the Target or any of your or its affiliates, directly or indirectly, to contact or use any other financial institution or other source of capital in connection with any financing referred to in clause (a) above.

      3. Syndication.

            (a) We reserve the right, prior to or after execution of the definitive documentation for the Bridge Loan Facility, to syndicate all or part of the Commitment to third parties identified in consultation with you (collectively, "INVESTORS"). Our Commitment shall be reduced dollar-for-dollar as and when corresponding commitments are received by us from any Investors; provided that no such commitment from any Investor shall relieve us of our obligations (either directly or through one or more of our affiliates) to fund under this Commitment Letter until the making of all of the Bridge Loans under the Bridge Loan Facility has occurred. In consultation with you, we will exclusively manage all aspects of any syndication, including decisions as to the selection of prospective Investors to be approached and when they will be approached, when their commitments will be accepted, which prospective Investors will participate, the allocation of the commitments among the Investors and the amount and distribution of fees.

            (b) We intend to commence our syndication efforts promptly upon execution of this Commitment Letter, and you agree actively to assist us in completing a successful syndication. Such assistance shall include:

                  (i) using commercially reasonable efforts to ensure that our efforts benefit from the existing lending and investment banking relationships of you, Genstar Capital, L.P. (the "SPONSOR") and the Acquired Business,

                  (ii) direct contact between your and the Sponsor's senior management, representatives and advisors and the proposed Investors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business and the proposed Investors),

                  (iii) your assistance in the preparation of one or more confidential information memoranda (each, a "CONFIDENTIAL INFORMATION MEMORANDUM"), and other marketing materials to be used in connection with the syndication of our Commitment (together with all Confidential Information Memoranda, the "MATERIALS"), and

                  (iv) the hosting, with us, of meetings with prospective Investors.

            (c) You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company or any of its securities for purposes of United States Federal and state securities laws.

            (d) You agree that our Commitment is expressly conditioned upon your satisfaction of the requirements of the foregoing provisions of this Section 3 by the Closing Date (as defined in Exhibit A hereto). We agree that the successful syndication of the Bridge Loan Facility by us (or our affiliates) is not a condition precedent to our Commitment and agreements herein.

            (e) You agree that all Materials and Information (as defined below) (including draft and execution versions of the definitive documentation and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated through one or more internet sites (including an IntraLinks workspace) in accordance with our standard syndication practices (including hard copy and via electronic transmissions). Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and its logos in connection with any such dissemination.

      4. Information. You represent, warrant and covenant (which representation is made to the best of your knowledge with respect to Information or Projections provided by the Target, the Acquired Business or the Sellers with respect to the Target, the Acquired Business or the Sellers, whether made available to Jefferies Finance in the form received by you or described in reports or summaries prepared by you or your advisors) that:

            (a) all information (the "INFORMATION") that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects,

            (b) none of the Materials shall, when furnished or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and

            (c) all projections that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its representatives (collectively, the "PROJECTIONS") have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us, as the case may be (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the projections will be achieved).

      You agree that if at any time prior to the Clear Market Termination Date (as defined below) any of the representations and warranties in the preceding sentence would be incorrect if the Information, Projections or Materials were being furnished, and such representations and warranties were being made, at such time, you will promptly supplement the Information, the Projections and/or the Materials, as the case may be, so that such representations and warranties will be correct under those circumstances. You shall be solely responsible for Information and the contents of all Materials and acknowledge that we will be using and relying upon the information contained therein and the other Information without independent verification thereof.

      5. Clear Market. You agree that, from the date hereof until the earlier of
(i) 180 days following the Closing Date and (ii) the successful syndication of the Bridge Loan Facility (as determined by Jefferies Finance in its sole discretion) (such earlier date, the "CLEAR MARKET TERMINATION DATE"), you will not, and you will not consent to permit the Acquired Business or any of your or its respective affiliates (other than other portfolio companies of the Sponsor or funds affiliated with the Sponsor) to, directly or indirectly, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of any debt facility or debt security of you, the Acquired Business or any of your subsidiaries (other than (i) the Bridge Loan Facility, (ii) the issuance and sale of additional notes under the Existing Senior Secured Indenture (as defined below) and (iii) capital leases and purchase money financings of equipment permitted by each of the Acquired Business' current credit facilities as in effect on the date of this Commitment Letter and, in each case, incurred in the ordinary course of business), including any renewals or refinancings of any existing debt facility, without our prior written consent, which may be given or withheld in our sole discretion.

      6. Fees and Expenses. As consideration for the Commitment, you hereby agree to pay or cause to be paid to us and our affiliates the fees, expenses and other amounts set forth in the Engagement Letter.

      7. Indemnification. In connection with arrangements such as this, it is our policy to receive indemnification. You agree to the provisions with respect to indemnification and other matters contained in Annex B hereto, which is hereby incorporated by reference in this Commitment Letter.

      8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of any Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation (in which case you agree to inform us promptly thereof unless prohibited by law or regulation), (b) to your and the Sponsor's officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) to rating agencies in connection with their review of the Bridge

Loan Facility, (d) the information contained in this Commitment Letter may be disclosed in any Confidential Information Memorandum, (e) this Commitment Letter (but not the Engagement Letter) may be disclosed to the Acquired Business, the Sellers and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, and (f) this Commitment Letter (but not the Engagement Letter) may be filed by you with the Securities and Exchange Commission in connection with the Tender Offer and the Merger to the extent required under applicable securities laws. We agree that we will not disclose or use confidential information obtained from you, the Sponsor or the Acquired Business or any of your or their affiliates by virtue of the transactions contemplated by this Commitment Letter in connection with the performance by us of services for other companies (other than your affiliates), and we will not furnish any such information to other companies (other than your affiliates) except, in each case (a) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation (in which case we agree to inform you promptly thereof unless prohibited by law or regulation) or (b) to our and our affiliates' officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions.

      9. Choice of Law. The Letters shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each party hereto hereby waives any right to trial by jury with respect to any dispute, claim or controversy directly or indirectly relating to or arising out of either Letter, the termination or validity hereof or thereof, any alleged breach hereof or thereof, or the engagement contemplated hereby and thereby. You and we hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the County, City and State of New York in connection with any such dispute, claim or controversy or any matters contemplated hereby or thereby. You and we agree and consent to personal jurisdiction, service of process and venue in any such federal or state court in connection with any such action. The prevailing party in such dispute, claim or controversy shall be entitled to payment of the fees, disbursements and expenses of counsel to such party.

      10. Miscellaneous.

            (a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by electronic transmission will be effective as delivery of a manually executed counterpart hereof.

            (b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion. We may assign our Commitment hereunder to one or more Investors, whereupon we shall be released from the portion of our Commitment hereunder so assigned; provided that we shall remain liable (either directly or through one or more of our affiliates) to fund under this Commitment Letter until the borrowings of Bridge Loans have occurred. Any and all obligations of, and services to be provided by, us hereunder (including the Commitment) may be performed and any and all of our rights hereunder may be exercised by or through any of our affiliates or branches; provided that no such assignment shall relieve us of our obligations hereunder or for any failure by such affiliates to perform such services.

            (c) This Commitment Letter has been and is made solely for the benefit of you, us and the Indemnified Persons (as defined in Annex B hereto) and our, your and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

            (d) The Letters set forth the entire understanding of the parties hereto as to the scope of the Commitment and our obligations hereunder. The Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to the transactions contemplated hereby.

            (e) You hereby acknowledge and agree that (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of you or any of your affiliates or the Acquired Business or any of its affiliates in connection with the transactions contemplated herein except the obligations expressly provided for under this Commitment Letter, (ii) we and our affiliates, on the one hand, and you and your affiliates and the Acquired Business and its affiliates, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you or any of your affiliates or the Acquired Business or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates in connection with the transactions contemplated herein, and (iii) we are (and are affiliated with) full service financial firms and as such from time to time may effect transactions for our own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention.

            (f) You agree that we or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

            (g) We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "PATRIOT ACT"), we and each Investor are required to obtain, verify and record information that identifies the Credit Parties (as defined in Exhibit A hereto), which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Investor to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Investor.

      11. Amendment; Waiver. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of any provision of this Commitment Letter shall be deemed a waiver of any similar or any other provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the provision being waived.

      12. Credit Parties to Become Parties. You hereby agree to cause the Credit Parties to become jointly and severally liable, effective upon the closing of the Acquisition, for any and all of your liabilities and obligations relating to, or arising out of, any of your duties, responsibilities and obligations hereunder.

      13. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) subject to clause (iii) below, Sections 6 through 15 shall survive the expiration or termination of this Commitment Letter, regardless of whether definitive financing documentation has been executed and delivered, (ii) Section 7 shall survive the expiration or termination hereof if no definitive financing documentation has been executed or delivered but superseded by the provisions for indemnification in any such definitive financing documentation, and (iii) Sections 2 through 15 shall survive execution and delivery of the definitive financing documentation.

      14. Consents under Existing Indentures. You shall use your commercially reasonable efforts to, and cause Altra Industrial Motion, Inc. ("ALTRA INDUSTRIAL") to use its commercially reasonable efforts to, cause through one or more consent solicitations ("CONSENT SOLICITATIONS") (1) the holders of its 9% Senior Secured Notes due 2011 (the "EXISTING SENIOR SECURED NOTES") issued under that certain Indenture, dated as of November 30, 2004 (the "EXISTING SENIOR SECURED INDENTURE") among Altra Industrial, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, to (A) waive any requirements that the Target or any of its subsidiaries (i) guarantee the obligations in respect of the Existing Senior Secured Notes or (ii) grant security interests in the assets of the Target and/or any of its subsidiaries under the Security Agreement, dated as of November 30, 2004, by and among Altra Industrial, the guarantors named therein and The Bank of New York Trust Company, N.A., as collateral agent, or any other security documents related thereto, and (B) waive any other provisions contained in the Existing Senior Secured Indenture or related note or security documents that would otherwise be breached by the consummation of the Transactions contemplated hereby, and (2) the holders of its 11 1/4% Senior Notes due 2013 (the "EXISTING SENIOR NOTES") issued under that certain Indenture, dated as of February 8, 2006 (the "EXISTING SENIOR INDENTURE"), among Altra Industrial, the guarantors named therein and The Bank of New York, as trustee, to (A) waive the requirement that the Target or any of its subsidiaries guarantee the obligations in respect of the Existing Senior Notes, and (B) waive any other provisions contained in the Existing Senior Indenture or related note documents that would otherwise be breached by the consummation of the Transactions contemplated hereby, in each case until 10 days after such time as the Acquiror has acquired 100% of the issued and outstanding equity interests of the Target. The terms and conditions of the definitive documentation governing the Consent Solicitations shall be reasonably satisfactory to us. If (i) you obtain requisite consent to waive the provisions of the Existing Senior Secured Indenture and Existing Senior Indenture referred to in the preceding sentence and (ii) we are able to price a "tack-on" offering under the Existing Senior Secured Indenture under the terms and conditions set forth on Exhibit A to the Tack-on Commitment Letter dated the date hereof between JF LLC and Altra Industrial (the "TACK-ON COMMITMENT LETTER") within one business day after the initial expiration date of the Tender Offer (as extended from time to time) , you agree to (x) draw on the commitment under the Tack-on Commitment Letter and not under this Commitment Letter and (y) cause the Target to be acquired directly by Altra Industrial or a wholly-owned domestic subsidiary of Altra Industrial upon the closing of the Tender Offer.

      15. Acceptance and Termination. Please indicate your acceptance of the terms of the Letters by returning to us executed counterparts of the Letters not later than 5:00 p.m., New York City time, on February 19, 2007. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, this Commitment Letter (but not the Engagement Letter) will terminate automatically on the earliest of
(i) the date of termination of the Tender Offer, or the termination of the Merger Agreement (as defined in Exhibit C to this Commitment Letter), (ii) the closing of the Bridge Loan Facility, (iii) 5:00 p.m., New York City time, on June 15, 2007, and (iv) the funding (in whole or in part) of the commitment to purchase Notes under (and as defined in) the Tack-on Commitment Letter.


                     [Remainder of page intentionally blank]

      We are pleased to have the opportunity to work with you in connection with this important financing.

                                    Very truly yours,



                                    JEFFERIES FINANCE LLC


                                    By:   /s/ E. J. Hess
                                          -------------------------------------
                                          Name:  /s/ E. J. Hess
                                                 ------------------------------
                                          Title:  Managing Director
                                                  -----------------------------


Accepted and agreed to as of
the date first above written:

ALTRA HOLDINGS, INC.


By:   /s/ Michael L. Hurt
      ------------------------------
      Name:   Michael L. Hurt
              ----------------------
      Title:  Chairman & CEO
              ----------------------

                          ANNEX A TO COMMITMENT LETTER

                            SOURCES AND USES OF FUNDS


SOURCES OF FUNDS                        USES OF FUNDS
----------------                        -------------
Bridge Loan                  $ 90.0    Cash to Seller           $ 81.3
TB Wood's Debt Assumed         20.6    TB Wood's Debt Retired     13.7
Cash on Balance Sheet           7.7    TB Wood's Debt Assumed     20.6
                                       Fees and Expenses           2.7
                             ------                             ------
   TOTAL SOURCES             $118.3       TOTAL USES            $118.3
                             ======                             ======


                                    Annex B-1

                          ANNEX B TO COMMITMENT LETTER

                                 INDEMNIFICATION

      Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Annex B is attached and of which it forms a part.

      Since Jefferies Finance LLC ("WE", "US" or "OUR") will be acting on your behalf in connection with the Transactions, and as part of the consideration for the agreement of us and Jefferies & Company, Inc. to furnish our services pursuant to the Engagement Letter and our Commitment under the Commitment Letter, you shall indemnify and hold harmless us and our affiliates and our and their respective officers, directors, managers, members, partners, counsel, employees and agents, and any other person controlling any of us or our affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and the respective officers, directors, managers, members, partners, counsel, employees, agents and equityholders of such persons (we and each such other person being referred to as an "INDEMNIFIED PERSON"), to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions in respect thereof) (collectively, "Losses"), as incurred, directly or indirectly related to or arising out of or in connection with (i) the Commitment Letter, the Bridge Loan Facility or the use of the proceeds thereof, (ii) services rendered pursuant to the Engagement Letter, (iii) the Acquisition or any other Transaction or (iv) any Indemnified Person's role in connection therewith and the costs of enforcing the Commitment Letter or the Engagement Letter; provided, however, that you shall not be responsible for any damages of any Indemnified Person to the extent, and only to the extent, that it is determined by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction to have resulted from such Indemnified Person's gross negligence, bad faith or willful misconduct. In no event will any indemnified person be liable for consequential, special, punitive or other indirect damages as a result of any failure to fund all or any portion of the Debt Financing or otherwise in connection with the Debt Financing except to the extent that it is found by a final, non-appealable judgment of a court or arbitral tribunal of competent jurisdiction that such damages resulted from the gross negligence, bad faith, or willful misconduct of such indemnified person or such indemnified person's affiliates, directors, advisors or agents. No indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons except to the extent such damages are found by a final non-appealable judgment of a court or arbitral tribunal of competent jurisdiction to have resulted solely from the gross negligence, bad faith or willful misconduct of such indemnified person.

      You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Person is or could reasonably be expected to be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder whether or not such Indemnified Person is a party to the Engagement Letter or the Commitment Letter, unless (i) such Indemnified Person has given its prior written consent or (ii) the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person and its affiliates from all Losses arising out of such action, claim, suit or proceeding.

      If for any reason (other than the gross negligence, bad faith or willful misconduct of an Indemnified Person as provided above) the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then you, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under


                                    Annex B-2
applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all Losses shall not exceed the amount of fees actually received by us pursuant to the Engagement Letter. It is hereby further agreed that the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (i) the total value payable, paid or contemplated to be paid or received or contemplated to be received by you and/or your respective affiliates, as the case may be, in the Transactions, whether or not any such Transaction is consummated, bears to (ii) the fees actually paid to us under the Engagement Letter with respect to the Transactions. The relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you or us and your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      In addition, you shall reimburse the Indemnified Persons for all out-of-pocket expenses (including reasonable fees and expenses of counsel), as incurred, in connection with investigating, preparing, defending or settling any action, claim, suit or proceeding for which indemnification or contribution may be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party.

      The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any Indemnified Person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Letters, (iii) shall apply to any modification of our engagement under the Engagement Letter, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other Indemnified Person and (v) shall be binding on any successor or assign of you and the successors or assigns to your business and assets.


                                    Annex B-3

                         EXHIBIT A TO COMMITMENT LETTER

                      SUMMARY OF TERMS OF THE BRIDGE LOANS

Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.


I.    PARTIES.

      BORROWER......................  A newly-formed, direct wholly owned domestic subsidiary of Altra Holdings,
                                      Inc., a Delaware corporation ("ALTRA
                                      HOLDINGS"). The Borrower will be a sister subsidiary of Altra Industrial Motion, Inc. ("ALTRA INDUSTRIAL")

      GUARANTORS....................  Altra Holdings (the "GUARANTOR" and,
                                      together with the Borrower, the "CREDIT
                                      PARTIES").

      SOLE LEAD ARRANGER............  Jefferies Finance or its designee (in such capacity, the "ARRANGER").

      SOLE BOOK-RUNNER..............  Jefferies Finance or its designee (in such capacity, the "BOOK-RUNNER").

      SOLE SYNDICATION AGENT........  Jefco or its designee (in such capacity, the "SYNDICATION AGENT").

      ADMINISTRATIVE AGENT..........  Jefferies Finance or its designee (in such capacity, the "ADMINISTRATIVE
                                      AGENT").

      COLLATERAL AGENT..............  Jefferies Finance or its designee (in such capacity, the "COLLATERAL AGENT").

      LENDERS.......................  A syndicate of banks, financial institutions and other entities arranged by the Arranger (the "LENDERS").

      CLOSING DATE..................  The date, on or before the date on which the Commitment is terminated in
                                      accordance with Section 15 of the
                                      Commitment Letter, on which the initial
                                      Bridge Loans are made to finance amounts payable under the definitive documentation governing the Tender Offer (the "CLOSING DATE").

      BRIDGE LOAN DOCUMENTS.........  The definitive documentation governing or evidencing the Bridge Loans, the Term
                                      Loans and the Exchange Notes.
II.   BRIDGE LOAN FACILITY.

      BRIDGE LOANS..................  $90.0 million of Senior Secured
                                      Increasing Rate Bridge

                                      Loans due 2007 (the "BRIDGE LOANS").

                                      The Bridge Loan Facility will be available in three borrowings in minimum amounts to be agreed. The initial borrowing shall be made on the Closing Date and the second and third borrowings shall be made on or before the Maturity Date.

      USE OF PROCEEDS...............  Proceeds from the Bridge Loans will be used to (i) pay amounts payable pursuant to the definitive documentation governing the Tender Offer and the Back-end Merger,
                                      (ii) pay fees and expenses in connection with the foregoing, and (iii) refinance certain existing indebtedness of the Acquired Business.

      MATURITY......................  Six months from the initial date of funding of the Bridge Loans (the
                                      "MATURITY DATE").

      MANDATORY ROLLOVER............  If the Bridge Loans are not repaid in full on or prior to the Maturity Date,
                                      and provided that no Conversion Default
                                      (as defined below) has occurred and is
                                      continuing, the Bridge Loans shall be
                                      automatically converted on the Maturity
                                      Date into Term Loans due on the fourth
                                      anniversary of the Maturity Date (the
                                      "TERM LOANS") in an aggregate principal
                                      amount equal to the aggregate principal
                                      amount of Bridge Loans so converted.  The
                                      Term Loans will have the terms set forth in Exhibit B to the Commitment Letter. Under certain circumstances, Term Loans may be exchanged by the holders thereof for Exchange Notes. The Exchange Notes will have the terms set forth in Exhibit B to the Commitment Letter. The Exchange Notes will be issued under an indenture that will have the terms set forth on Exhibit B to the Commitment Letter.

                                      "CONVERSION DEFAULT" shall mean (i) any
                                      material default (the definition of which is to be agreed) under the Bridge Loan Documents, (ii) any bankruptcy default (as defined), or (iii) any default in the payment of fees under any Letter.

                                      The Term Loans will be governed by the
                                      provisions of the Bridge Loan Documents
                                      and will have the same terms as the Bridge
                                      Loans except as expressly set forth on
                                      Exhibit B to the Commitment Letter.

III.  CERTAIN PAYMENT PROVISIONS.

      INTEREST......................  The Bridge Loans will bear interest at a rate per annum equal to three month
                                      Libor, adjusted quarterly plus a spread
                                      of 6.50% (the "RATE").  The Rate will
                                      increase by


                                   Exhibit A-2

                                      (i) 25 basis points upon the 30-day
                                      anniversary of the Closing Date plus (ii) an additional 25 basis points upon each 30-day anniversary following the 30-day anniversary of the Closing Date. Interest will be payable monthly in arrears, on the Maturity Date and on the date of any prepayment of the Bridge Loans. Notwithstanding the limitations set forth in this paragraph, interest will accrue on any overdue amount (whether interest or principal), to the extent lawful, at a rate per annum equal to 200 basis points over the then current interest rate on the Bridge Loans, until such amount (plus all accrued and unpaid interest) is paid in full. Interest on the Bridge Loans (i) shall not exceed 13.0% per annum (the "INTEREST RATE CAP"), and (ii) shall not at any time be less than 11.5% per annum (the "INTEREST RATE FLOOR"). To the extent the interest payable on the Bridge Loans exceeds 12.5% per annum (the "CASH INTEREST RATE CAP") the Borrower shall have the option to pay such excess interest by capitalizing it to principal on the Bridge Loans.

      OPTIONAL REPAYMENT............  The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the
                                      option of the Borrower at any time upon
                                      three business days' prior written notice at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

      MANDATORY REPAYMENT...........  The Borrower will repay the Bridge Loans with the net proceeds from (i) any direct or indirect public offering or private placement of notes or any other issuance or sale of debt securities or equity securities of the Borrower, a parent holding company of the Borrower or any of their subsidiaries, (ii) the incurrence of any other indebtedness for borrowed money by the Borrower, a parent holding company of the Borrower or any of their subsidiaries, and (iii) sales of assets (with customary exceptions to be agreed) or receipt of insurance or condemnation proceeds by the Borrower, a parent holding company of the Borrower or any of their subsidiaries, in the case of clauses (i), (ii) and (iii) subject to any limitations contained in agreements governing indebtedness of the subsidiaries of Altra Industrial, as such agreements are in effect on the date of the Commitment Letter and solely to the extent such limitations apply to Altra Industrial and its subsidiaries.

      CHANGE OF CONTROL.............  Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower must offer, to repay the Bridge Loans held by such holder at a price of 101% of the principal amount thereof, plus all accrued


                                   Exhibit A-3
                                      fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a change of control (to be defined in the Bridge Loan Documents).

IV.   COLLATERAL.                     The obligations of each Credit Party in
                                      respect of the Bridge Loans and any
                                      interest rate hedging obligations of the Borrower owed to a Lender or its affiliates will be secured by a perfected first priority security interest in (A) all of the capital stock of (i) the Borrower, (ii) Altra Industrial Motion,
                                      Inc., and (iii) to the maximum extent
                                      permitted under the margin rules
                                      contained in Regulation U issued by the
                                      Federal Reserve Board, the Target, and
                                      (B) a blocked account (the "BLOCKED
                                      ACCOUNT") (and the amounts contained
                                      therein) maintained by Altra Holdings at a financial institution satisfactory to
                                      Jefferies Finance which shall (subject to release of amounts pursuant to the next sentence) at all times contain $10.0 million (collectively, the
                                      "COLLATERAL").  Amounts maintained in the
                                      Blocked Account shall be released, at the request of Jefferies Finance, only to pay principal, interest, premium (if any), fees and liquidated damages (if any) on the Bridge Loans.

V.    OTHER PROVISIONS.

      REPRESENTATIONS AND
      WARRANTIES ...................  Customary for facilities and transactions of this type (subject to customary
                                      exceptions to be agreed), including as to:
                                      financial statements; absence of
                                      undisclosed liabilities; no material
                                      adverse change; corporate existence;
                                      compliance with law; corporate power and authority; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act and Public Utility Holding Company Act; subsidiaries; environmental matters; labor matters; and accuracy of disclosure.

      COVENANTS.....................  Customary for facilities and transactions of this type (subject to customary
                                      baskets and exceptions to be agreed),
                                      including as to:  delivery of financial
                                      statements, reports, accountants'
                                      letters, projections, officers'
                                      certificates, and other information
                                      requested by the Lenders; payment of
                                      other obligations; continuation of
                                      business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events;


                                   Exhibit A-4
                                      compliance with environmental laws;
                                      compliance with pension laws; and holding an annual lenders' meeting. In addition, the AEA Debt shall be repaid in full and extinguished on or before the date of the final borrowing of Bridge Loans.

      EVENTS OF DEFAULT; REMEDIES...  Customary for facilities and transactions of this type. The engagement of a person other than Jefferies & Company, Inc. in order to provide Permanent Securities and Jefferies Finance to provide the Debt Financing (as defined in the Engagement Letter), in each case with such party's prior written consent (which may be given or withheld in its sole discretion), shall be deemed an event of default.

      VOTING........................  Amendments and waivers with respect to the Bridge Loan Documents will require
                                      the approval of Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Bridge Loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Lender's commitment, and (d) modifications to the assignment provisions of the Bridge Loan Documents which further restrict assignments thereunder, and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages, and (b) releases of all or any material portion of the Collateral.

      TRANSFERABILITY...............  Each holder of Bridge Loans will be free to sell or transfer all or any part of
                                      its Bridge Loans to any third party with the consent of the Administrative Agent and to pledge any or all of the Bridge Loans to any commercial bank or other institutional lender.

      COST AND YIELD PROTECTION.....  Each holder of Bridge Loans will receive cost and interest rate protection
                                      customary for facilities and transactions of this type.

      EXPENSES......................  The Borrower shall pay (i) all reasonable out-of-pocket expenses of the
                                      Administrative Agent, the Collateral
                                      Agent, the Book-Runner, the Syndication
                                      Agent and the Arranger associated with
                                      the syndication of the Bridge Loan
                                      Facility and the preparation,
                                      negotiation, execution, delivery and
                                      administration of the Bridge Loan
                                      Documents and any amendment or waiver
                                      with respect thereto (including the
                                      reasonable fees,


                                   Exhibit A-5
                                      disbursements and other charges of counsel and the charges of Intralinks) and (ii) all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Book-Runner, the Syndication Agent and the Arranger, any other agent appointed in respect of the Bridge Loan Facility and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Loan Documents.

      INDEMNIFICATION...............  As specified in Annex B to the Commitment
                                      Letter.

      GOVERNING LAW AND FORUM.......  State of New York.

      COUNSEL TO THE ARRANGER AND
         THE ADMINISTRATIVE AGENT...  Proskauer Rose LLP.


                                   Exhibit A-6

                         EXHIBIT B TO COMMITMENT LETTER

                         SUMMARY OF TERMS OF TERM LOANS
                               AND EXCHANGE NOTES

      Set forth below is a summary of certain of the terms of the Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Exhibit B is attached.

                                   TERM LOANS

On the Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Term Loans. The Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

      MATURITY......................  The Term Loans will mature on the fourth anniversary of the Maturity Date.

      INTEREST RATE.................  The Term Loans will bear interest at a floating rate per annum (the "INTEREST
                                      RATE") equal to the sum of the Conversion
                                      Rate, reset quarterly, plus the
                                      Conversion Spread (each determined as set forth below); provided that at no time will the Interest Rate be less than the Interest Rate Floor or exceed the Interest Rate Cap. To the extent interest payable on the Term Loans on any quarterly interest payment date is at a rate that exceeds the Cash Interest Rate Cap, the Borrower shall have the option to pay such excess interest by capitalizing it to principal on the Term Loans.

                                      "CONVERSION RATE" with respect to any Term
                                      Loan for any interest period shall mean
                                      the per annum rate equal to the current
                                      rate on the Bridge Loans at the Maturity
                                      Date, plus 25 points, all as determined
                                      two business days prior to the
                                      commencement of such interest period.

                                      "CONVERSION SPREAD" with respect to any
                                      Term Loans shall mean zero basis points
                                      during the three-month period commencing on the Maturity Date and shall increase by 50 basis points per annum at the beginning of each subsequent three-month period.

                                      Notwithstanding the foregoing, after the occurrence and during the continuation of a default or event of default, interest will accrue on the Term Loans at the then-applicable rate plus 2.0% per annum. Interest will be payable in arrears at the end of each interest period and on the maturity date of the Term Loans.

                                 EXCHANGE NOTES

At any time on or after the Maturity Date, upon five or more business days prior notice, the Term Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash). The Borrower will issue Exchange Notes under an indenture (the "INDENTURE") that complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee acceptable to the Lenders.


      MATURITY DATE.................  The Exchange Notes will mature on the fourth anniversary of the Maturity Date.

      INTEREST RATE.................  Each Exchange Note will bear interest (at the sole option of the holder of such
                                      Exchange Note) at a fixed rate equal to
                                      the interest rate on the Term Loan
                                      surrendered in exchange for such Exchange
                                      Note as of the date of such exchange.

                                      To the extent interest payable on any
                                      Exchange Note is at a rate that exceeds
                                      the Cash Interest Rate Cap, the Borrower shall have the option to pay such excess interest by capitalizing it to principal on the Exchange Note. Interest will be payable in arrears at the end of each fiscal quarter of the Borrower. Default interest will be payable on demand.

      OPTIONAL REDEMPTION...........  Exchange Notes will be non-callable until the second anniversary of the Maturity
                                      Date.  Thereafter, each Exchange Note
                                      will be callable at par plus accrued
                                      interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall reduce to zero on the date that is the third anniversary of the Maturity Date.

      DEFEASANCE PROVISIONS OF
      EXCHANGE NOTES................  Customary.

      MODIFICATION..................  Customary.

      CHANGE OF CONTROL.............  Customary at 101%.

      REGISTRATION RIGHTS...........  Not less than 30 days prior to the
                                      Maturity Date of the Bridge Loan Facility
                                      (the "BRIDGE LOAN MATURITY DATE"), the
                                      Borrower will file and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a "SHELF REGISTRATION STATEMENT"). The filing of the Shelf Registration Statement will be a condition precedent to the conversion of the Bridge Loans to Term Loans. If a Shelf Registration Statement is filed, the Borrower will keep such registration


                                   Exhibit B-2
                                      statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of all of the Exchange Notes. If within 60 days from the Bridge Loan Maturity Date (the "EFFECTIVENESS DATE") a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Borrower will pay liquidated damages in the form of increased interest of 25 basis points per annum on the principal amount of Exchange Notes and Term Loans outstanding to holders of such Exchange Notes and Term Loans who are unable freely to transfer Exchange Notes from and including the 61st day after the Bridge Loan Maturity Date to but excluding the effective date of such Shelf Registration Statement. On the 60th day after the Effectiveness Date, the liquidated damages shall increase by 25 basis points per annum, and on each 90-day anniversary of the Effectiveness Date thereafter, shall increase by 25 basis points per annum, to a maximum increase in interest of 100 basis points per annum (such damages to be payable by capitalizing them to principal on the Term Loans or the Bridge Loans or by issuing additional Term Loans or Exchange Notes, as applicable, if the interest rate thereon exceeds the Cash Interest Rate
                                      Cap). The Borrower will also pay such
                                      liquidated damages for any period of time
                                      (subject to customary exceptions)
                                      following the effectiveness of a Shelf
                                      Registration Statement that such Shelf
                                      Registration Statement is not available
                                      for sales thereunder. All accrued
                                      liquidated damages will be paid on each
                                      quarterly interest payment date.

      COVENANTS.....................  The Indenture will include covenants similar to those contained in an
                                      indenture governing publicly traded high yield debt securities.

      EVENTS OF DEFAULT.............  The Indenture will provide for Events of
                                      Default similar to those contained in an indenture governing publicly traded high yield debt securities.


                                   Exhibit B-3

                         EXHIBIT C TO COMMITMENT LETTER

                               CLOSING CONDITIONS

      Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit C is attached. The closing of the Bridge Loan Facility, and the making of the initial loans under the Bridge Loan Facility, are conditioned upon satisfaction of the conditions precedent summarized below. For purposes of this Exhibit C, the Acquiror and its respective subsidiaries (including the Acquired Business) are referred to collectively as the "COMPANY".

      1. Concurrent Financings. The definitive documents relating to the Debt Financing (collectively, the "BRIDGE LOAN DOCUMENTATION") shall be prepared by our counsel and shall be in form and substance reasonably satisfactory to you and us, consistent with precedent between the Acquiror and us and our affiliates, containing the terms set forth in the Commitment Letter (including the term sheets) and such other terms to which you and we have agreed. You will have at least $7.7 million of cash on hand (as set forth under Annex A to this Commitment Letter) to finance any shortfall in the Acquisition purchase price not financed with the Bridge Loan Facility.

      2. Acquisition. The definitive documentation relating to the Acquisition or entered into in connection therewith (collectively, the "DEFINITIVE ACQUISITION DOCUMENTS") shall be in full force and effect on the Closing Date. The acquisition by the Acquiror of not less than 66 2/3% of the equity interests of the Target subject to the Tender Offer shall have been consummated or shall be consummated concurrently with the making of the initial loans under the Bridge Loan Facility, in each case in accordance with the terms of the definitive documentation governing the Tender Offer.

      3. Discharge of Existing Debt. Concurrently with the making of the initial Bridge Loans under the Bridge Loan Facility and the consummation of the Tender Offer, all pre-existing indebtedness of the Acquired Business shall be repaid or repurchased in full, all commitments relating thereto shall be terminated, and all liens or security interests related thereto shall be terminated or released at or promptly after the Closing Date (other than (i) $3.0 million of outstanding industrial revenue bonds issued under the authority of the City of San Marcos, Texas and $2.3 million of outstanding industrial revenue bonds issued under the authority of the City of Chattanooga, Tennessee (collectively, the "INDUSTRIAL REVENUE BONDS") and (ii) $15.2 million of outstanding senior subordinated promissory notes issued under the Securities Purchase Agreement, dated as of October 12, 2005, by and among TB Wood's Incorporated, Plant Engineering Consultants, LLC, TB Wood's Enterprises, Inc., AEA Mezzanine Funding LLC, AEA Mezzanine Fund LP, AEA Mezzanine (Unleveraged) Fund LP, TB Wood's Corporation, and T.B. Wood's Canada Ltd. (the "AEA DEBT")), in each case on terms reasonably satisfactory to us.

      4. Business Plan. You shall have delivered to us a business plan of the Acquired Business for fiscal years 2007 through and including 2011 and a satisfactory written analysis of the business and prospects of the Acquired Business for the period from the Closing Date through the final scheduled maturity of the Exchange Notes.

      5. Consents and Approvals. All necessary governmental, regulatory, shareholder and material third-party approvals and consents required as closing conditions to the Acquisition (including in connection with the tender offer for the shares of Sellers or any merger) or necessary for the financings contemplated hereby shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority (including Rule 14e-1 of the Securities Exchange Act of 1934, as amended, with respect to any tender offer for shares of the Sellers).

      6. Litigation, etc. There shall not exist any order or injunction issued by any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that enjoins or prohibits the Bridge Loan Facility or the making of loans thereunder.

      7. Performance of Obligations. All costs, fees, expenses (including legal fees and expenses) and other compensation and amounts contemplated by the Letters or otherwise payable to us or our affiliates shall have been paid to the extent due. You shall have complied with your covenants and agreements to
Section 14 of the Commitment Letter and you shall have complied in all material respects with all of your other covenants, agreements and obligations explicitly required under the Letters, and the Letters shall be in full force and effect.

      8. Customary Closing Documents. All documents required to be delivered under the Bridge Loan Documentation, including customary legal opinions, corporate records and documents from public officials and officers' certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, and (b) a customary certificate from the chief financial officer of the Company, in form and substance satisfactory to us, as to the solvency of the Acquiror and the Acquired Business taken as a whole after giving effect to the Transactions.

      9. Absence of Material Adverse Changes. There not having occurred any fact, circumstance, event, change, effect or occurrence that (i) has or would be reasonably likely to have a material adverse effect on the assets, business, properties, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Acquired Business taken as a whole or
(ii) would be reasonably likely to prevent or materially delay or materially impair the ability of the Target to consummate the merger or the other transactions contemplated by the Agreement and Plan of Merger, dated as of February 17, 2007, among Altra Holdings, Inc., Forest Acquisition Corporation and TB Wood's Corporation (the "MERGER AGREEMENT"), but, in the case of the foregoing clause (i), shall not include facts, circumstances, events, changes, effects or occurrences (A) generally affecting the industry in which the Target operates or conducts its business or the economy or the financial or securities markets in the United States or elsewhere in the world, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments or any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (except in each case to the extent such changes disproportionately affect the Acquired Business); (B) reflecting or resulting from changes in law or GAAP or the interpretations thereof; (C) resulting from actions or omissions of the Acquired Business which the Acquiror has requested, to which the Acquiror has expressly consented or that are in compliance with the terms of the Merger Agreement; (D) resulting from any legal proceedings arising from allegations of breach of fiduciary duty relating to the Merger Agreement or false or misleading public disclosure (or omission) in connection with the Merger Agreement made or brought by any of the current or former stockholders of the Acquired Business (on their own behalf or on behalf of the Acquired Business); or (E) resulting from the announcement of (1) the offer or merger or the proposal thereof (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors or other business partners) or (2) the Merger Agreement and the transactions contemplated thereby.

      10. Security. The Collateral Agent, for the benefit of the Lenders under the Bridge Loan Facility, shall have been granted perfected first priority security interests in all assets to the extent described in Exhibit A to the Commitment Letter under the heading "Collateral" in form and substance satisfactory to the Arranger.


                                    Annex C-2

      11. Amendments to Existing Credit Facility. Altra Industrial's existing credit facility shall have been amended, on terms and conditions and pursuant to documentation, reasonably satisfactory to us, to permit the issuance of additional notes ("ADDITIONAL SENIOR SECURED NOTES") under the Existing Senior Secured Indenture in any "tack-on" offering yielding gross proceeds to Altra Industrial of not less than $110.0 million.

In addition, the making of all loans under the Bridge Loan Facility are conditioned upon satisfaction of the following conditions precedent:

      12. Absence of Defaults. There shall not exist (pro forma for the Transactions) any default or event of default under any of the Bridge Loan Documentation or under any other material indebtedness or agreement of the Company (except for debt of the Target to be refinanced with the proceeds of the Bridge Loan Facility, concurrently with the closing of the Bridge Loan Facility).

      13. Accuracy of Representations and Warranties. The representations and warranties in the each of the Bridge Loan Documentation shall be true and correct in all material respects.

In addition, the making of any loans under the Bridge Loan Facility, any portion of the proceeds of which are used to consummate the Tender Offer, are conditioned upon satisfaction of the following condition precedent:

      14. Tender Offer Conditions. All conditions precedent to the consummation of the Tender Offer (including conditions set forth in any Tender Offer materials) shall have been satisfied without amendment, modification or waiver thereof that is materially adverse to us without our prior written consent. The Definitive Acquisition Documents shall be in full force and effect.

In addition, the making of any loans under the Bridge Loan Facility, any portion of the proceeds of which are used to consummate the Back-end Merger, are conditioned upon satisfaction of the following condition precedent:

      15. Back-end Merger Conditions. All conditions precedent to the consummation of the Back-end Merger contained in the Merger Agreement shall have been satisfied without amendment, modification or waiver thereof that is materially adverse to us without our prior written consent. The Definitive Acquisition Documents shall be in full force and effect.

      16. Discharge of AEA Debt. Concurrently with the making of such loans, the AEA Debt shall be repaid in full, and all commitments relating thereto shall be terminated, in each case on terms reasonably satisfactory to us.


                                    Annex C-3